UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A

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Arizona Land Income Corporation

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FOR IMMEDIATE RELEASE

For additional information, contact:

Thomas R. Hislop	Jay H. Shidler
Chairman and Chief Executive Officer	Managing Partner
Arizona Land Income Corporation	The Shidler Group
602-952-6824	808-531-3000

ARIZONA LAND AND THE SHIDLER GROUP

TO CREATE WEST COAST OFFICE REIT

PHOENIX and HONOLULU, October 3, 2006—Arizona Land Income Corporation (AMEX: AZL), a real estate investment trust, and The Shidler Group, a national real estate investment firm, www.shidler.com, today announced that they have entered into a definitive agreement whereby AZL will acquire the West Coast office portfolio of The Shidler Group, and reincorporate in Maryland under the name Pacific Office Properties Trust, Inc. (“Pacific Office Properties”).

Pursuant to the agreement, the ownership interests in ten Class A office properties controlled by affiliates of The Shidler Group, located in Honolulu, San Diego and Phoenix, will be contributed to an umbrella partnership (“UPREIT”) to be formed by AZL. Reincorporated as Pacific Office Properties, the Company will be externally managed by an affiliate of The Shidler Group. The transaction has been approved by AZL’s Board of Directors and is subject to approval by AZL’s shareholders. The transaction is expected to close in January 2007.

The major benefits of the transaction are as follows:

•	Immediately transforms AZL into a West Coast office REIT with a strong core portfolio.

•	Adds Jay H. Shidler, a recognized leader in successfully managing and growing public REITs, as Chairman of the Board and interim Chief Executive Officer.

•	Adds the proven acquisition team and management systems of The Shidler Group.

•	Adds an external advisor management team experienced in the acquisition, redevelopment and management of office properties in the relevant West Coast markets.

•	Provides greater access to the capital markets for debt and equity.

Under the terms of the agreement, the UPREIT will become the owner of the contributed properties, comprising 2.8 million square feet of office space, in exchange for limited partnership interests in the UPREIT. Although AZL’s common stock will remain outstanding, the UPREIT will issue common and preferred partnership interests, which will be exchangeable in the future for shares of AZL common stock. Prior to the closing of the transaction, it is expected that AZL will declare and pay a special dividend of $1.00 per share of its common stock. The transaction is valued at approximately $570 million.

Thomas Hislop, CEO and Chairman of AZL, stated, “We are extremely pleased to enter into this important transaction with The Shidler Group. We believe that this transaction is in the best interests of our shareholders, and is superior to the various other strategic opportunities that we have considered over the past several years. The transaction announced today is the culmination of an exhaustive process that our company and its advisors have conducted during the past two years, and the benefits to our shareholders, both immediate and long-term, represent an exciting end product of our search for strategic alternatives. The Shidler Group is a proven performer in terms of public REIT operation and creating growth in shareholder value, and we are delighted at the prospects of becoming associated with them.”

Jay Shidler, managing principal of Pacific Office Properties and founder of The Shidler Group stated, “We are extremely enthusiastic about the opportunity to take our high quality West Coast office portfolio into the public arena through this collaboration with AZL and Tom Hislop. We intend to do everything that we can to nurture, expand and optimize the value of the company, in an effort to maximize shareholder value for all of the existing and future shareholders in AZL and Pacific Office Properties Trust.”

About Pacific Office Properties Trust

Pacific Office Properties Trust will be a real estate investment trust which will acquire, own, and operate office properties in the western U.S., focusing initially on the four high-growth markets of Honolulu, San Diego, Los Angeles, and Phoenix.

The Company will focus on acquiring, with institutional co-investors, “value-added” office buildings whose potential can be maximized through improvements, repositioning, and superior leasing and management. The Company will continue The Shidler Group’s highly successful institutional joint-venture operations, which focus on acquiring opportunistic and value-added commercial real estate in partnership with institutional co-investors.

About Arizona Land Income Corporation

Arizona Land Income Corporation is a real estate investment trust headquartered in Phoenix, Arizona. It is externally advised by ALI Advisors, Inc. and currently has a portfolio of real estate and other assets aggregating approximately $7 million.

About The Shidler Group

The Shidler Group is a private long-term investor in commercial real estate. Over the past 30 years, through its private and public affiliates, it has acquired, owned and managed more than 2,000 properties containing over 150 million square feet of leaseable area. Currently, The Shidler Group, through its affiliates, owns and manages commercial properties in Honolulu, Los Angeles, San Diego and Phoenix, and maintains offices in Honolulu, San Diego, Phoenix and New York. The Shidler Group has founded three publicly traded real estate investment trusts – Corporate Office Properties Trust (NYSE: OFC), First Industrial Realty Trust (NYSE: FR), and Tri Net Corporate Realty Trust (formerly, NYSE: TRI, now part of iStar Financial (NYSE: SFI)). The Shidler Group also founded Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda-based holding company whose primary subsidiary, Primus Financial Products, is a $15 billion, AAA/Aaa rated provider of credit default protection.

Credit Suisse Securities (USA) LLC is acting as financial advisor to The Shidler Group, and Peacock, Hislop, Staley, & Given, Inc. is acting as financial advisor to AZL. Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP is serving as legal advisor to The Shidler Group, and Bryan Cave LLP is serving as legal advisor to AZL.

Additional Information and Where to Find It

This press release does not constitute a solicitation for votes for the transaction. In connection with the proposed transaction, AZL expects to file a proxy statement regarding the proposed transaction with the Securities and Exchange Commission. Shareholders are urged to read the proxy statement, because it will contain important information about AZL and the proposed transaction. At the appropriate time, shareholders will be able to obtain a free copy of the definitive proxy statement and other documents filed by AZL with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents will also be available, free of charge, from AZL by directing such request to Ms. Deanna Barela at (602) 952-6821 or dbarela@phsg.com. Shareholders are urged to read the proxy statement and other relevant material when they become available before making any voting decisions with respect to the transaction.

AZL and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of AZL in connection with the transaction. Information about AZL and its directors and executive officers, and their ownership of AZL common stock, is set forth in the proxy statement for AZL’s Annual Meeting of Shareholders, which was filed with the SEC on November 14, 2005. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

Certain Information About Forward Looking Statements

Statements contained in this release except for historical information are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Specifically, there can be no assurance that the parties will complete a strategic transaction on favorable terms or at all. Important factors that may cause a difference between projected and actual results for AZL are discussed in AZL’s filings from time to time with the SEC, including but not limited to AZL’s annual reports on Form 10-KSB, subsequent quarterly filings on Form 10-QSB and current reports on Form 8-K. AZL and The Shidler Group disclaim any obligation to revise or update any forward-looking statements that may be made from time to time by any of them or on their behalf.